Integra LifeSciences Appoints Jeff Graves, Ph.D., to Board of Directors Princeton, New Jersey, December 12, 2023 (GLOBE NEWSWIRE) -- Integra LifeSciences Holdings Corporation (Nasdaq: IART), a leading global medical technology company, today announced that Jeff Graves, Ph.D., president and chief executive officer of 3D Systems Corporation, was appointed to the company’s board of directors, effective immediately. With the appointment of Dr. Graves, Integra has added four new directors since 2021. “I am pleased to welcome Jeff to our board of directors. He is a highly-accomplished executive with a track record of leading and transforming technically complex businesses,” said Stuart Essig, chairman of the Integra board of directors. “His experience in streamlining global operations to deliver differentiated solutions to markets, including healthcare, will be valuable assets to the board and enable Integra to continue driving shareholder value.” Dr. Graves has been the president and CEO of 3D Systems, a leading additive manufacturing solutions provider to industrial and healthcare companies, since May 2020. Prior to joining 3D Systems, he served as CEO, president and director of MTS Systems Corporation, a global supplier of test, simulation, and measurement systems. Previously, Dr. Graves served as president and CEO of C&D Technologies, Inc. He also assumed executive leadership roles at Kemet Corporation as its chief operating officer and subsequently became CEO. Earlier in his career, Dr. Graves held a number of leadership and technical roles at GE, Rockwell Automation and Howmet Corporation. He currently serves on the board of directors of 3D Systems and Hexcel Corporation. Dr. Graves received his bachelor’s degree in metallurgical engineering from Purdue University and completed his master’s degree and Ph.D. in metallurgical engineering at the University of Wisconsin. He has been recognized with the distinguished alumni award from both universities. He is also a master black belt in six sigma. About Integra LifeSciences At Integra LifeSciences, we are driven by our purpose of restoring patients’ lives. We innovate treatment pathways to advance patient outcomes and set new standards of surgical, neurologic and regenerative care. We offer a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Aurora®, Bactiseal®, BioD™, CerebroFlo®, CereLink® Certas® Plus, Codman®, CUSA®, Cytal®, DuraGen®, DuraSeal®, DuraSorb®, Gentrix®, ICP Express®, Integra®, Licox®, MAYFIELD®, MediHoney®, MicroFrance®, MicroMatrix®, NeuraGen®, NeuraWrap™, PriMatrix®, SurgiMend®, TCC-EZ® and VersaTru®. For the latest news and information about Integra and its products, please visit www.integralife.com. Exhibit 99.1

Forward-Looking Statements This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted results. These risks and uncertainties include market conditions and other factors beyond the Company's control and the economic, competitive, governmental, technological and other factors identified under the heading "Risk Factors" included in item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2022, and information contained in subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made only as the date thereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Contacts: Investors: Chris Ward (609) 936-2322 chris.ward@integralife.com Media: Laurene Isip (609) 208-8121 laurene.isip@integralife.com